Exhibit 4.12

WARRANT EXCHANGE AGREEMENT

This Warrant Exchange Agreement (“Agreement”), dated as of November 13, 2013 (“Effective Date”), is entered into by and among RiceBran Technologies, a California corporation (the “Company”), and the persons and entities listed on Exhibit A hereto (each an “Investor” and, collectively, the “Investors”). The parties agree as follows:

RECITALS

A.            The Company and the Investors are parties to a Note and Warrant Purchase Agreement, originally dated January 17, 2012 (as amended thereafter, the “Purchase Agreement”), pursuant to which the Investors purchased from the Company convertible promissory notes (as amended, the “Notes”) and warrants to purchase shares of the Company’s Common Stock (as amended, the “Warrants”).

B.            The Company has filed with the United States Securities and Exchange Commission a registration statement on Form S-1 (Registration Number 333-191448) relating to the proposed offering and sale of Company securities (“Proposed Offering”)

C.            The underwriter for the Proposed Offering has advised the Company that in order to facilitate the sale of securities in the Proposed Offering, the Warrants should be exchanged for shares of the Company’s common stock (“Common Stock”).

D.            The Investors acknowledge that the Proposed Offering would benefit the Investors and desire to complete the transaction contemplated hereby to enable the consummation of the Proposed Offering.

AGREEMENT

In consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.                   Exchange of Warrants.

(a)      Exchange of Warrants.  If the Company receives proceeds exceeding Seven Million Dollars ($7,000,000) in the Proposed Offering (the date such proceeds are raised, the “Trigger Date”) and the Common Stock is listed on a national securities exchange, then:

(i)    Effective as of the Trigger Date, all outstanding Warrants and all rights thereunder shall immediately be deemed to be transferred and assigned to the Company, and the Warrants will cease to be exercisable thereafter; and

(ii)    Within five (5) business days after the Authorization Date (as defined below), the Company shall issue to each Investor the number of shares of Common Stock listed in the last column of the table on Exhibit A, which number reflects the proposed Reverse Split and shall be further subject to adjustment for other stock splits, stock dividends and recapitalizations.  The shares of Common Stock that are issued to the Investors pursuant to the immediately preceding sentence shall be referred to herein as the “Shares”.  The parties understand that the number of Shares issuable hereunder reflects a proposed 200 for 1 reverse stock split of the Common Stock (“Reverse Split”).

(b)    Authorization of Shares.  The Investors understand that based upon the number of shares of Common Stock currently authorized under the Company’s articles of incorporation, the Company will not have a sufficient number of authorized shares of Common Stock to enable the Company to complete the Proposed Offering and to issue the Shares.  Further, the Investors understand that to increase the authorized number of shares of Common Stock, the Company will need to obtain shareholder approval.  At the next meeting of the Company’s shareholders, which meeting shall occur no later than July 1, 2014, the Company shall seek shareholder approval to amend the Company’s articles of incorporation to increase the authorized number of shares of Common Stock to enable the Company to issue the Shares.  The date that the Company receives sufficient shareholder approval to so amend it articles of incorporation shall be referred to as the “Authorization Date”.

(c)    Default.  If the Authorization Date does not occur on or before July 1, 2014 or if the Shares are not issued within ten (10) business days after the Authorization Date, then, a Majority in Interest (as defined in the Notes) may declare an event of default under the Notes so long as the Shares have not been issued.

(d)    Restrictions on Transfer.  Unless this Agreement has terminated pursuant to Section 1(e) below, no Investor shall, without the prior written consent of the Company, (i) sell, pledge, assign or otherwise transfer the Notes or Warrants or (ii) exercise a Warrant for, or convert a Note into, Common Stock.

(e)    Termination.  If the Trigger Date does not occur on or before January 31, 2014, this Agreement shall terminate in its entirety and be of no further force or effect.

2.                   Representations and Warranties of the Company. The Company represents and warrants to each Investor as of the date hereof and as of the Trigger Date, as follows:

(a)    Authority. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company.

(b)    Issuance of Shares.  The Shares are duly authorized and, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company other than restrictions on transfer provided for herein.

(c)    Enforceability.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)    Non-Contravention. The authorization, execution and delivery by the Company of this Agreement and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s Articles of Incorporation or Bylaws or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; or (ii) violate any provision of any material agreement to which the Company is a party or by which it is bound.

3.                    Representations and Warranties of Investors. Each Investor, for that Investor alone, represents and warrants to the Company as of the date hereof and as of the Trigger Date as follows:

(a)    Notes and Warrants.  The aggregate number of shares underlying the Warrants held by such Investor as of the Effective Date is described accurately on Exhibit A.  The total outstanding principal amounts outstanding under the Notes held by such Investor as of October 31, 2013 is described accurately on Exhibit A.

(b)    Organization; Authority.  If an entity, such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  The Investor has full right, power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

(c)    Authority; Enforceability.  This Agreement has been duly authorized, executed and delivered by the Investor and is a valid and binding agreement, enforceable against Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

(d)    Information on Company.   The Investor has been furnished with information regarding the business, operations and financial condition of the Company, including without limitation, the Company’s most recent Form 10-K filed with the Commission before entering into this Agreement, all Forms 10-Q and 8-K filed subsequent to such Form 10-K, all exhibits filed with such Forms 10-K, 10-Q and/or 8-K, and all filings made with the Commission available at the EDGAR website.  In addition, the Investor has received such other information concerning the Company’s operations, financial condition and other matters as the Investor has requested in writing, and considered all factors the Investor deems material in deciding on the advisability of entering into the transactions contemplated hereby.

(e)    No Anti-dilution Adjustment.  The Investor understands that the determination regarding the number of Shares that will be issuable to the Investor hereunder will be made prior to the Proposed Offering and that the Proposed Offering will not trigger any adjustments to the number of shares of Common Stock underlying the Notes or the Warrants.

(f)    Accredited Investor.  The Investor is, and will be on the Trigger Date, an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  Such Investor is experienced in investments and business matters and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Investor to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed transactions contemplated hereby.

(g)    Purchase for Own Account.  The Shares will be acquired by the Investor for investment for the Investor's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (“1933 Act”).

(h)    Pre-Existing Relationship.  The Investor has a pre-existing personal or business relationship with the Company and/or one or more of its officers or directors

(i)    Restricted Securities; No Market.  The Investor understands that the Shares constitute “restricted securities” under the 1933 Act and Rule 144 promulgated thereunder, and that such securities may be resold without registration under the 1933 Act only in certain limited circumstances.  In this connection, the Investor is familiar with Rule 144 and understands the resale limitations imposed thereby and by the 1933 Act.

(j)    Lock-up Agreements.  The Investor understands that if the Investor is or becomes a party to a lock-up agreement (“Lock-up Agreement”) with the Company and/or the underwriter for the Proposed Offering that restricts the transfer of the Shares, the transfer restrictions in the Lock-up Agreement are independent of and in addition to the transfer restrictions contained herein.  No provision of this Agreement or the Lock-up Agreement shall operate to limit the transfer restrictions imposed by the other agreement.

(k)    Ownership of Securities.  The Investor owns and has valid title to the Warrants and Notes referenced on Exhibit A next to the Investors name, free and clear of all liens.  The Investor has not sold, assigned or otherwise transferred to any third party any of the Investor's right, title or interest in or to any of such Warrants or Notes, and the Investor has not agreed to do the same.

(l)    No Tax or Legal Advice.  The Investor understands that nothing in this Agreement, any other agreement or any other materials presented to the Investor in connection with the transactions contemplated hereby constitutes legal, tax or investment advice.  The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its decision to enter into this Agreement.

4.                  Transfer Restrictions.  Each Investor understands that (i) the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Investor shall have delivered to the Company an opinion of counsel to the Company, in a form reasonably acceptable to the Company, to the effect that the Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Investor provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act and (ii) the Company is under any obligation to register the Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

5.                    Legends.  The share certificate evidencing the Shares shall be endorsed with the following legend (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

6.                    Miscellaneous.

(a)    Waivers and Amendments.  Except as expressly provided otherwise herein, this Agreement may not be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and Investors holding Notes representing a majority of the principal amount of all Notes (“Majority in Interest”).

(b)    Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

(c)    Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d)    Successors and Assigns. The rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e)    Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Investors holding a Majority in Interest.

(f)    Entire Agreement. This Agreement constitutes and contains the entire agreement among the Company and Investors regarding the subject matter hereof and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(g)    Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party in the manner provided in the Purchase Agreement and shall be deemed effectively given as provided in the Purchase Agreement.

(h)    Separability of Agreements; Severability of this Agreement. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i)    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.  Electronic copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

The parties have caused this Warrant Exchange Agreement to be duly executed and delivered as of the date and year first written above.

COMPANY:
RICEBRAN TECHNOLOGIES
a California corporation
By:	/s/ J. Dale Bel
Jerry Dale Belt, Chief Financial Officer

INVESTORS:

Name of Investor

/s/
Signature of Investor

Title of Signatory, if applicable

[Signature Page for Warrant Exchange Agreement]

EXHIBIT A

SHARES ISSUABLE ON TRIGGER DATE

The table below sets for each Investor, (i) the number of shares of Common Stock underlying all Warrants held by each Investor as of October 31, 2013, (ii) the outstanding principal amounts of all Notes held by each Investor as of October 31, 2013, (iii) the number of Shares that would have been issued to each Investor pursuant to this Agreement if the Reverse Split was not completed and (iv) the number of Shares that will be issued to each Investor pursuant to this Agreement, assuming completion of the Reverse Split.

Investor	Shares Underlying Warrants	Outstanding Principal on Notes	Shares Issuable Without Reverse Stock Split	Shares Issuable After Reverse Stock Split
The Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006	35,714,286	$2,500,000	122,053,576	610,268
Gregory J. Vislocky	22,845,791	$1,599,205	103,720,399	517,692
Brian Rick Delamarter	8,571,429	$500,000	24,410,715	122,054
Harold Guy Delamarter	7,142,858	$500,000	24,410,717	122,054
Weintraub Partners	4,029,148	$282,041	13,497,487	67,487
Alon Gibli	3,928,572	$275,000	13,425,895	67,129
Michael Geliebter	2,571,429	$150,000	7,323,215	36,616
Baruch Halpern IRA	1,428,571	$100,000	4,882,142	24,411
W. John Short and Karen A Wilson	761,157	$53,281	2,555,320	12,777
Zanesville Partners Fund, LLC	857,143	$50,000	2,441,072	12,205
Edward L McMillan Revocable Trust	428,571	$25,000	1,220,535	6,103
Total	88,278,955	$6,034,527	292,907,291	1,464,537